Exhibit 5.1

A Partnership Including Professional Corporations 50 Rockefeller Plaza New York, NY 10020-1605 212-547-5400 Facsimile 212-547-5444 http://www.mwe.com	Boston Chicago Dusseldorf London Los Angeles Miami Munich New York Orange County Silicon Valley Washington, D.C.

MCDERMOTT, WILL & EMERY

January 15, 2004

GlycoGenesys, Inc.

31 St. James Avenue, 8th Floor

Boston, MA 02116

Re:    Registration Statement on Form S-3

Dear Ladies & Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3, as amended (the “Registration Statement”), to be filed by GlycoGenesys, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration for resale under the Securities Act of 1933, as amended, of an aggregate of up to 15,757,159 shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”) representing: (i) an aggregate of 3,450,000 shares of Common Stock (the “Outstanding Shares”) issued in a private placement by the Company completed in January 2004 (the “Private Placement”), (ii) an aggregate of 2,682,500 shares of Common Stock issuable upon exercise of warrants issued in the Private Placement (the “Warrant Shares”), and (iii) an aggregate of 9,624,659 shares of Common Stock issuable upon conversion of the Company’s Series A Preferred Stock and Series B Preferred Stock (the “Converted Shares”).

We understand that the Outstanding Shares, the Warrant Shares and the Converted Shares may be sold from time to time for the account of certain stockholders of the Company.

We have examined and relied, to the extent we deemed necessary, on certificates of officers of the Company as to factual matters, and on such corporate records of the Company in connection with the authorization, issuance and sale of the Outstanding Shares, the Warrant Shares and the Converted Shares and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as photostatic copies.

Based on the foregoing, and assuming that (i) the full consideration upon exercise of warrants for each of the Warrant Shares is received by the Company in accordance with the terms of the applicable warrants and (ii) the Company’s Series A Preferred Stock and Series B Preferred Stock is converted into Common Stock in accordance with the terms of the Amendment to the Certificate of Designations, Preferences and Rights of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of GlycoGenesys, Inc. and (iii) the amount of Common Stock which is authorized but unissued will be sufficient to satisfy the exercise of the Warrant Shares and the conversion of the Converted Shares, it is our opinion that the Outstanding Shares covered by the Registration Statement are, and the Warrant Shares and Converted Shares when issued will be, validly issued, fully paid and nonassessable.

We are members of the State Bar of New York and we express no opinion as to the applicability of, compliance with, or effect of the law of any jurisdiction other than United States federal law, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Nevada (the “NGCL”), in each case as currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement.

Very truly yours,

/s/ McDermott, Will & Emery